CERTIFICATE OF DESIGNATION

OF

CANNAGISTICS, INC.

DESIGNATING

SERIES E CONVERTIBLE NON-VOTING PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Cannagistics, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

The Articles of Incorporation of the Corporation (the “Charter”) confer upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance, from time to time, in one or more series, of shares of preferred stock and, in the resolution or resolutions providing for such issue, establish for each such series the number of shares, the designations, powers, privileges, preferences and rights, if any, of the shares of such series, and the qualifications, limitations and restrictions, if any, of such series, to the fullest extent permitted by the Delaware Revised Statutes as the same exists or may hereafter be amended. On June 16, 2021, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series E Convertible Non-Voting Preferred Stock, comprised of Three Million Six Hundred Thousand (3,600,000) authorized shares, par value of $0.0001, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized preferred stock, par value $0.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

FIRST: These Articles of Amendment were adopted by the Board of Directors on June 16, 2021 in the manner prescribed by Chapter 78.195 of the of the Delaware Revised Statutes (“NRS”). Shareholder action was not required.

SECOND: That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the Board of Directors adopted the following resolution on June 16, 2021 designating 3,600,000 shares, par value of $0.0001 of the Company’s authorized preferred stock as “Series E Convertible Non-Voting Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock, having a par value of $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

TERMS OF SERIES “E” CONVERTIBLE NON-VOTING PREFERRED STOCK

3,600,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series E Convertible Non-Voting Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

1. Fractional Shares. Series E Convertible Non-Voting Preferred Stock may be issued in fractional shares.

2. Dividends. Series E Convertible Non-Voting Preferred Stock shall be treated pari passu with Common Stock except that the dividend on each share of Series E Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

3. Liquidation, Dissolution, or Winding Up. Payments to Holders of Series E Convertible Non-Voting Preferred Stock shall be treated pari passu with Common Stock except that the payment on each share of Series E Convertible Non-Voting Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

4. Voting. The shares of Series E Convertible Non-Voting Preferred Stock shall not vote on any matter and not be entitled to the number of votes per share equal to the Conversion Rate.

5. Conversion Rate and Adjustments.

(a) Conversion Rate. The Conversion Rate shall be 100 shares of Common Stock (as adjusted pursuant to this Section 5) for each share of Series E Convertible Non-Voting Preferred Stock.

(b) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series E Convertible Non-Voting Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Series E Convertible Non-Voting Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Series E Convertible Non-Voting Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series E Convertible Non-Voting Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series E Convertible Non-Voting Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

2

6. Conversion. Automatic on June 30th, 2023, unless extended by the unanimous consent of the Series E and F Preferred Stockholders of record. The Series E Convertible Non-Voting Preferred Stockholders shall be obligated to convert to Common shares simultaneous to and pro-rata to the Series F Convertible Non-Voting Preferred Stockholders.

7. Anti-Dilution Provision. The holders of the Series E Convertible Non-Voting Preferred Stock shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series E Convertible Preferred converted into shares of Common Stock at its then effective Conversion Rate. The anti-dilution rights shall be pro-rata to the holder’s ownership of the Series E Convertible Non-Voting Preferred Stock. The Company agrees to assure that the holders of the Series E Convertible Non-Voting Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 36%, calculated on a fully diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series E Convertible Non-Voting Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series E Convertible Non-Voting Preferred Stock holders so as to maintain in Series E Convertible Non-Voting Preferred Stockholders, a 36% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

8. Tag Along Rights. The Holders of the Series E Convertible Non-Voting Preferred Stock shall have Tag-Along Rights a/k/a "Co-Sale Rights," whereby prior to the Holders of the Series F Convertible Preferred Stockholders selling their stake in the Company, the Series E Convertible Non-Voting Preferred Stock shareholders shall immediately be notified and receive the right to join the transaction and sell their stake in the company under the same terms and conditions.

9. Waiver. Any of the rights, powers, or preferences of the holders of Series E Convertible Non-Voting Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series E Convertible Non-Voting Preferred Stock then outstanding.

RESOLVED, FURTHER, that any executive officer of the Corporation be and they hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed these Certificate of Designation this 16th day of June 2021.

/s/ James Zimbler

Name: James Zimbler

Title: VP

3